Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-53524, as amended, and 333-69057) of our report dated September 28, 2012 related to the consolidated financial statements of Dynatronics Corporation and subsidiary included in Dynatronics Corporation’s Annual Report on Form 10-K for the year ended June 30, 2013.

/s/Tanner LLC

Salt Lake City, Utah
September 30, 2013